Exhibit 10.1

August 31, 2006

Mr. Kenneth J. Klinck

17141 Bainbridge Drive

Eden Prairie, MN 55347

Dear Ken:

This letter describes our agreement regarding the termination of your employment with Rimage Corporation without cause. You have made valuable and lasting contributions to Rimage during your tenure as Sr. Vice President of Sales, and you will be greatly missed.

1.

Your last day as an employee of Rimage will be December 29, 2006. We will provide you with severance payments from January 1, 2007 through December 31, 2007, as outlined in Section 1a of the Letter Agreement between you and Rimage, dated November 5, 2004 (see attached). This will include base salary payments (1.a.i.) and bonus amounts (1.a.ii). The November 5, 2004 Letter Agreement is hereby amended such that we will honor this agreement through December 31, 2007, even if you obtain other employment so long as it is not considered competitive to Rimage’s business.

2.

You may continue health and certain other insurance coverages, according to state and federal law (COBRA), beginning January 1, 2007. Per section 1.a.iii of the Letter Agreement, Rimage will continue to pay the employer portion of the premium and you will continue to pay the employee portion of the premium from January 1, 2007 to December 31, 2007. You will be responsible for the payment of your premiums thereafter, as long as you remain eligible under COBRA. You will receive a notice detailing your rights to continue insurance coverage under COBRA.

3.

Once your COBRA eligibility expires, you will have the option of exercising your “Individual Conversion Right” to move onto an individual plan with our health plan provider, or you may apply for Minnesota Care, which provides coverage to those who cannot obtain it through private insurance. Rimage will make a one-time lump sum bonus payment to you with your final payroll on January 4, 2008 of $50,000, less required withholding, intended to help defray the cost of your insurance premiums. This will be considered taxable income to you.

4.

All of your options will discontinue vesting after December 29, 2006. You may exercise your vested stock options at any time before 12/31/07. NOTE: Your option agreements must be amended in order to do this. Please note that the extension of your exercise time period (from 90 days post-separation to 12 months post-separation) requires that all options become non-qualified options vs. Incentive Stock Options. Contact Rob Wolf at 952-946-4557 for questions regarding this change.

In consideration for these benefits:

1.

You hereby release, agree not to sue, and forever discharge Rimage, its affiliated entities, and their present officers, directors, agents, employees, successors and assigns (collectively the “Releasees”), from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Rimage, or the separation of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement. This release includes any claims you may have for wages, bonuses, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and any claim for discrimination or retaliation based on a protected class under state or federal law. You hereby waive any and all relief not provided for in this Agreement. You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent that you are able to control such filing), any charge, complaint, or action of any nature or type against the Releasees, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination law.

2.

You agree to abide by the terms and conditions of the Nondisclosure and Noncompetition Agreement you signed on 11/12/04, and agree that Rimage may, in addition to other remedies provided under that agreement, withhold payments due to you under this agreement for violation of the Nondisclosure and Noncompetition Agreement.

3.

You agree that you will not disclose confidential or proprietary information of Rimage, or any subsidiaries or affiliates following your resignation. This includes, but is not limited to, information regarding clients or customers, information about the personal or business affairs of Rimage, or its affiliated entities, directors, officers, or employees.

4.	You agree that you will not disclose the terms of this Agreement to anyone except your immediate family members, or your legal or tax advisors unless compelled by law.

You may review this Agreement with an attorney of your choice. You have twenty-one (21) days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this agreement before the end of the 21-day period, it is your voluntary decision to do so, and you waive the remainder of the 21-day period.

You understand that you may rescind this Agreement within seven (7) calendar days after signing it to reinstate claims under the Age Discrimination in Employment Act and fifteen (15) calendar days after signing it to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must (a) be in writing; and (b) delivered to Pamela V. Lampert, Vice President, Human Resources, 7725 Washington Avenue South, Minneapolis, MN, 55439, by hand or by mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Pamela V. Lampert and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the required period without rescission. You understand that if you rescind this Agreement you will not continue to receive the benefits described above.

Except as expressly amended by this letter, the November 5, 2004 Letter Agreement shall remain in full force and effect.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me.

Sincerely,

Rimage Corporation

/s/ Pamela V. Lampert
By: Pamela V. Lampert Vice President, Human Resources

Read and agreed to, this 31st day of August, 2006.

/s/ Kenneth J. Klinck
Kenneth J. Klinck